Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Third Quarter Financial Results
Monday, October 21, 2013 4:45 pm EDT

Company delivers strong gross margin performance and EPS at the high-end of guidance.

HAYWARD, Calif., October 21, 2013 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the third quarter ended September 27, 2013.

Revenue for the third quarter of 2013 was $107.2 million, a decrease of 2.7% compared to the second quarter of 2013 and an increase of 6.3% compared to the same period a year ago.  Semiconductor revenue was 88.4% of total revenue and revenue outside the U.S. accounted for 33.1% of total revenue for the third quarter of 2013. Gross margin was 14.8%, compared to 14.6% for the previous quarter and 14.2% for the same period a year ago.

The Company recorded net income of $2.0 million, or $0.07 per share in the third quarter of 2013 compared to net income of $2.3 million, or $0.08 per share, in the previous quarter and a net loss of $1.1 million, or $(0.04) per share, for the same period a year ago. The net income for the third quarter of 2013 includes pre-tax charges of $1.5 million for amortization costs associated with the AIT transaction. Excluding these charges the Company would have reported earnings of $0.12 per share. The Company’s tax rate for the third quarter of 2013 was 15.5%.

Cash at the end of the third quarter of fiscal year 2013 was $65.9 million, a decrease of $5.4 million from the previous quarter.  Outstanding debt was $56.5 million at the end of the third quarter of fiscal year 2013, a decrease of $11.9 million from the previous quarter.

Clarence Granger, Ultra Clean’s Chairman and Chief Executive Officer, stated: “Our net liquidity increased by nearly $6.5 million from the previous quarter as we continue to generate cash through operations and significantly reduce our bank debt. Our gross margins were the highest since the second quarter of 2007.  Overall, I am pleased with the strength of our balance sheet, the progress we are making on gross margin, and our business outlook into the future.”

Commenting on Ultra Clean’s corporate guidance, Granger noted: “We expect revenue for the fourth quarter of 2013 to range between $120 million to $125 million, with earnings per share in the range of $0.14 to $0.18. Excluding amortization associated with the merger with AIT we expect earnings per share to be in the range of $0.18 to $0.22. We are forecasting a tax rate of 20% for the fourth quarter.”

Ultra Clean will conduct a conference call today, Monday, October 21, beginning at 1:45 p.m. PDT.
The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international).  A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international).  The confirmation number for live broadcast and replay is 73327438 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts,"  and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to fourth quarter 2013 revenue and earnings per share and our forecasted tax rate for the fourth quarter of fiscal 2013 and the full fiscal year 2013, our expectations regarding our integration with AIT. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 28, 2012 and our quarterly report on Form 10-Q for the quarter ended June 28, 2013, each as filed with the Securities and Exchange Commission. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended September 27, 2013.  Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:
Ultra Clean Holdings, Inc.
Casey Eichler
CFO
510/576-4704

Ultra Clean Holdings, Inc
Condensed Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 27, 2013	September 28, 2012	September 27, 2013	September 28, 2012
Sales	$107,183	$100,849	$317,754	$313,363

Cost of goods sold	91,350	86,526	271,995	269,126

Gross profit	15,833	14,323	45,759	44,237

Operating expenses:
Research and development	1,410	1,309	4,156	4,003
Sales and marketing	2,561	1,805	7,344	5,215
General and administrative	8,471	9,812	26,619	22,893
Acquistions costs	-	2,063	-	2,063
Total operating expenses	12,442	14,989	38,119	34,174

Income (loss) from operations	3,391	(666)	7,640	10,063

Interest and other income (expense), net	(968)	(813)	(2,656)	(932)

Income (loss) before income taxes	2,423	(1,479)	4,984	9,131

Income tax provision (benefit)	375	(356)	931	2,804

Net income (loss)	$2,048	$(1,123)	$4,053	$6,327

Net income (loss) per share:
Basic	$0.07	$(0.04)	$0.14	$0.25
Diluted	$0.07	$(0.04)	$0.14	$0.25

Shares used in computing net income (loss) per share:

Basic	28,451	27,656	28,265	24,851
Diluted	28,979	27,656	28,879	25,493

Ultra Clean Holdings, Inc
Condensed Consolidated Balance Sheets
 (Unaudited; in thousands)

	September 27,	December 28,
ASSETS	2013	2012

Current assets:
Cash and cash equivalents	$65,941	$54,311
Accounts receivable	49,728	50,074
Inventory	50,293	53,965
Other current assets	7,065	6,769
Total current assets	173,027	165,119

Equipment and leasehold improvements, net	8,756	9,282
Goodwill	55,918	56,662
Purchased intangibles, net	23,235	27,702
Other non-current assets	6,417	7,164
Total assets	$267,353	$265,929

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$36,706	$48,706
Accounts payable	37,770	23,485
Other current liabilities	6,459	7,045
Total current liabilities	80,935	79,236
Bank debt and other long-term liabilities	23,002	29,913
Total liabilities	103,937	109,149

Stockholders' equity:
Common stock	142,426	139,843
Retained Earnings	20,990	16,937
Total stockholders' equity	163,416	156,780
Total liabilities and stockholders' equity	$267,353	$265,929